UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 5, 2018

DATAWATCH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19960	02-0405716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Crosby Drive Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 441-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On November 5, 2018, Datawatch Corporation (“Datawatch”), Altair Engineering Inc., a Delaware corporation (“Parent”) and Dallas Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the terms of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of Datawatch common stock, $0.01 par value, at a price of $13.10 per share, without interest and subject to any required withholding taxes (the “Offer Price”).

Consummation of the Offer is subject to various conditions set forth in the Merger Agreement, including, but not limited to (i) at least one Share more than 50 percent of the Shares then outstanding being tendered into the Offer, (ii) the receipt of required approvals, waivers and consents, and (iii) other conditions set forth in Annex I to the Merger Agreement. The Offer is not subject to any financing condition.

The Offer will expire at midnight, on the 20th business day (calculated in accordance with the rules of the Securities Exchange Act of 1934) following the commencement date of the Offer unless extended in accordance with the terms of the Offer and the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Following consummation of the Offer, Purchaser will merge with and into Datawatch with Datawatch surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each outstanding Share that is not tendered and accepted pursuant to the Offer (other than the Shares owned both at the commencement of the Offer and at the Effective Time by Datawatch or by a direct or indirect subsidiary of Datawatch, Shares irrevocably accepted for purchase in the Offer, Shares owned both at the commencement of the Offer and at the Effective Time by Purchaser, Parent or any other direct or indirect wholly owned subsidiary of Parent, and Shares as to which appraisal rights have been perfected in accordance with applicable law) will be cancelled and converted into the right to receive the Offer Price, without interest and subject to any required withholding taxes, on the terms and conditions set forth in the Merger Agreement.

The Merger Agreement provides that the Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Purchaser and Datawatch as soon as practicable following the consummation of the Offer without a stockholders meeting pursuant to the DGCL.

At the Effective Time, equity awards previously granted pursuant to Datawatch’s Third Amended and Restated 2011 Equity Compensation and Incentive plan (as amended, supplemented or modified, the “Plan”) shall be cancelled with the following effect:

•	Each outstanding, unexpired and unexercised option (each, a “Company Option”) to purchase Shares issued pursuant to the Plan shall be cancelled and, in exchange therefor, each former holder thereof shall be entitled to receive a payment in cash (net of any applicable withholding taxes and without interest) in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such Company Option immediately prior to such cancellation.

•	Each outstanding award of restricted stock units (each, a “Company RSU”) for Shares granted under the Plan that is vested or that, by the terms of the applicable Plan or award agreement, would automatically become vested as a result of the Merger, shall be cancelled and, in exchange therefor, each former holder thereof shall be entitled to receive a payment in cash (subject to any applicable withholding taxes and without interest) equal to the product of (i) the total number of Shares vested and otherwise then issuable pursuant to the Company RSU immediately prior to such cancellation and (ii) the Offer Price.

•	Each outstanding Company RSU for Shares granted under the Plan that is not vested after giving effect to any vesting that is contingent upon the Merger having been consummated shall be cancelled and, in exchange therefor, each former holder thereof shall be entitled to receive a payment in cash (subject to any applicable withholding taxes and without interest) from Parent equal to the product of (i) the total number of Shares unvested pursuant to the Company RSU immediately prior to such cancellation and (ii) the Offer Price, with payment made on or after the vesting date when the corresponding portion of the Company RSU would otherwise have vested in accordance with its terms had it not been cancelled, but only if such conditions to vesting are satisfied prior to such vesting date.

The Merger Agreement contains customary representations and warranties by Parent, Purchaser and Datawatch. The Merger Agreement also contains customary covenants and agreements, including with respect to the operations of the business of Datawatch and its subsidiaries between signing and closing, restrictions on responses by Datawatch with respect to alternative transactions, governmental filings and approvals and other matters.

The Merger Agreement generally prohibits Datawatch’s solicitation of proposals relating to alternative business combination transactions and restricts Datawatch’s ability to furnish information to, or participate in any discussions or negotiations with, any third party with respect to any such transaction, subject to certain exceptions.

The Merger Agreement contains termination rights for each of Purchaser, Parent and Datawatch, and further provides that upon termination of the Merger Agreement under specified circumstances Datawatch may be required to pay Purchaser a termination fee of approximately $6.1 million.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Datawatch, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the parties thereto in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Datawatch, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Datawatch, Parent or Purchaser.

Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, Michael A. Morrison, James Eliason, Ken Tacelli, Christopher T. Cox, Richard de J. Osborne, David C. Mahoney, Thomas H. Kelly, Donald Friedman, Joan C. McArdle, Randy Seidl, Colin Mahony and entities affiliated with such individuals, if applicable, who in the aggregate directly or indirectly own 1,817,324 Shares, representing approximately14.3% of the Shares outstanding as of October 31, 2018, entered into Tender and Support Agreements with Purchaser and Parent (each, a “Tender and Support Agreement”), which provide, among other things, that such stockholders will tender their Shares in the Offer. The Tender and Support Agreements will terminate upon termination of the Merger Agreement and certain other specified events. The foregoing description of the Tender and Support Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Tender and Support Agreement, which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01	Other Information.

Datawatch and Parent issued a joint press release on November 5, 2018 announcing the transactions contemplated by the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

2.1(1)	Agreement and Plan of Merger, dated as of November 5, 2018, by and among Datawatch Corporation, Altair Engineering Inc. and Dallas Merger Sub, Inc.

99.1	Form of Tender and Support Agreement, dated as of November 5, 2018, by and among Altair Engineering Inc., Dallas Merger Sub, Inc. and certain directors, officers and shareholders of Datawatch Corporation

99.2	Press release dated November 5, 2018.

(1) Schedules or disclosure letters omitted pursuant to Item 601(b)(2) of Regulation S-K. Datawatch agrees to furnish a supplemental copy of any omitted schedule or disclosure letters to the SEC upon request.

Additional Information and Where to Find It

The tender offer for the outstanding common stock of Datawatch has not yet commenced. This communication is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Datawatch common stock. At the time the tender offer is commenced, Altair will file a tender offer statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the Securities and Exchange Commission (the “SEC”), and Datawatch will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Datawatch’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, and as they may be amended from time to time, because they will contain important information about the tender offer that Datawatch’s stockholders should consider prior to making any decisions with respect to the tender offer. Once filed, stockholders of Datawatch will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or by directing a request to Altair Engineering Inc., Investor Relations, 248-614-2400 ext. 346 or e-mail: ir@altair.com.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, which are not historical facts, are considered to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements may be expressed in a variety of ways, including statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “continue,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” the negatives thereof, other variations thereon or other similar expressions. Such forward-looking statements include the ability of the Datawatch, Purchaser and Parent to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Offer and the subsequent Merger; uncertainties as to how many of Datawatch’s stockholders will tender their Shares in the Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including: the effects of disruption from the transactions contemplated by the Merger Agreement on Datawatch’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of the Company, including those set forth in the Company’s filings with the SEC, especially in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 and in other periodic reports and filings with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. The Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: November 5, 2018	By:	/s/ James Eliason
Name: James Eliason
Title: Chief Financial Officer